Exhibit 10.1

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

     FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”), dated January 19, 2007, by and between DayStar Technologies, Inc., a Delaware corporation, with headquarters located at 13 Corporate Drive, Halfmoon, New York 12065 (the “Company”), and LC Capital Master Fund Ltd. (the “Investor”).

RECITALS:

     A. The Company and the Investor are parties to a Registration Rights Agreement dated January 19, 2007 (the “Agreement”).

     B. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed in the Agreement.

     C. Section 11(a) of the Agreement provides that the Agreement may be amended in a writing signed by the Company and the holders of at least 50% of the then outstanding Registrable Shares, and the Investor holds at least 50% of the outstanding Registrable Shares.

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

1.	Definitions.

1.1 Section 1 of the Agreement is amended by adding the following definitions in the appropriate alphabetical order:

“Additional Shares” means the shares of Common Stock, if any, issuable upon exercise of the Warrants.

“Existing Registration Statement” means the Company’s registration statement on Form SB-2 registering 317,394 shares of Common Stock that may be issued to Castlerigg Master Investments Ltd. and 457,571 shares that may be sold by Tejas Securities Group, Inc. and employees of Tejas Securities Group, Inc.

“Investor” means any holder of Registrable Shares.

“Mandatory Additional Share Registration Statement” shall have the meaning set forth in Section 2B.

“Public Float” shall be equal to the outstanding shares of Common Stock of the Company as of immediately prior to the proposed closing of a Qualifying Proposal, less the number shares of Common Stock held by directors of the Company, officers of the Company, and Affiliates of the Company as of such date.

“Qualifying Proposal” means a sale of securities in the manner and using the placement agent discussed with the Investor prior to May 18, 2007 of at least $25 million in which (i) each purchaser (when taken together with all of such purchaser’s Affiliates) purchases an amount of Common Stock (including, for purposes hereof, securities convertible into or exercisable for Common Stock) that is less than 9.9% of the Public Float of the Company and (ii) the placement agent has used its commercially reasonable best efforts to provide that for each purchaser agreeing to purchase more than 4.9% of the Public Float, there is at least one purchaser who (when taken together with all of such purchaser’s Affiliates) purchases a number of shares of Common Stock equal to 4.9% or less of the Public Float.

“Warrants” means the warrants or other convertible securities issued to the Investor in connection with the Qualifying Proposal.

     1.2 The definition of “Registrable Shares” is amended by adding the following after the word “Shares” in the first line thereof: “"and the Additional Shares” and by adding at the end thereof: “and solely for the purposes of Section 2 below (but not for purposes of Section 2A or Section 2B), shall not include the Additional Shares”.

     1.3 The definition of “Registration Statement” is amended by adding the phrase “the Mandatory Additional Share Registration Statement,” after the words “Mandatory Registration Statement” in the first sentence, and is further amended by adding the following at the end of the existing text: “but shall not include any Registration Statement that does not include any of the Registrable Shares or Additional Shares”.

     2. Liquidated Damages Provisions. Section 2(d) of the Agreement is amended by inserting the following immediately after the first sentence of the existing Section 2(d) of the Agreement: “Notwithstanding the foregoing, if the Mandatory Registration Statement is not declared effective by the Commission because of the staff of the Commission’s determination, evidenced by oral or written comments, that all or any part of the securities being registered are being offered by or on behalf of the Company or that the use of Rule 415 is otherwise not available in connection with the resale of all of the Registrable Shares, then no such liquidated damages shall accrue or become due with respect to such Event until January 1, 2008, on which date the liquidated damages shall begin to accrue and be paid. Further, the failure to have such Registration Statement declared effective shall not be a breach or default by the Company of its obligations to use best efforts to have such shares registered for resale; provided that from and after January 1, 2008 the liquidated damages shall begin to accrue and be paid.”

     3. Agreement to Continue to Register Shares. A new Section 2(e) of the Agreement is added which shall read as follows: “With respect to any shares not included on the Mandatory Registration Statement due to comments from the staff of the Commission, the Company shall continue to use its best efforts to register all such remaining shares as promptly as possible (and taking into account any lock-up or market stand-off agreements covering such shares that may then exist), but if the staff of the Commission, by oral or written comment or otherwise, limits the Company’s ability to file, or delays or prohibits the Company from having a subsequent registration statement declared effective, it shall not be a breach of the Company’s obligations under this Agreement; provided, however, that from and after January 1, 2008 the liquidated damages in Section 2(d) shall begin to accrue and be paid.”

     4. Effectiveness of Other Registration Statement. The last sentence of Section 2(a) of the Agreement is deleted in its entirety and replaced with the following: “The Company shall not cause any registration statement (other than on Form S-8, the Existing Registration Statement or any registration statement filed to cover securities sold as a result of the Company’s determination to accept a Qualifying Proposal) for its securities to be declared effective unless the Mandatory Registration Statement registering all of the Registrable Shares for resale is simultaneously declared effective. In the event that a registration statement filed to cover securities sold as a result of the Company’s determination to accept a Qualifying Proposal is declared effective by the SEC, the term “Mandatory Filing Date” shall be deemed to be the later of (i) the 30th day after such effective date and (ii) August 16, 2007, and the Company shall perform its obligations as set forth in this Section. In the event that the Company determines to no longer pursue a Qualifying Proposal, the term “Mandatory Filing Date” shall be deemed to be the 10th day after such determination, and the Company shall perform its obligations as set forth in this Section”

     5. Additional Share Registration. A new Section 2B is added immediately after Section 2A, and shall read as follows:

“2B

     (a) Prior to the date that is thirty (30) days following the effectiveness of the Mandatory Registration Statement (the “Mandatory Additional Share Filing Date”), the Company shall prepare and file with the SEC a Registration Statement on Form S-3, S-1 or other appropriate form, for the purpose of registering under the Securities Act all of the Additional Shares for resale by, and for the account of, each Investor as an initial selling stockholder thereunder (the “Mandatory Additional Share Registration Statement”). The Mandatory Additional Registration Statement shall permit the Investors to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Additional Shares. The Company agrees to use its best efforts to cause the Mandatory Additional Registration Statement to be declared effective as soon as possible but in no event later than the date that is one hundred twenty (120) days following the Mandatory Additional Share Filing Date (the “Mandatory Additional Share Effective Date”) (including filing with the SEC, within three (3) Business Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Mandatory Additional Share Registration Statement will not be “reviewed” or will not be subject to further review, an Acceleration Request, which request shall request an effective date that is within three (3) Business Days of the date of such request). The Company shall notify each Investor in writing promptly (and in any event within one (1) Business Day) after the Company’s submission of an Acceleration Request to the SEC. The Company shall be required to keep the Mandatory Additional Share Registration Statement continuously effective (including through the filing of any required post-effective amendments) until the earlier to occur of (i) the date after which all of the Additional Shares registered thereunder shall have been sold and (ii) the second (2nd) anniversary of the Mandatory Additional Share Effective Date; provided, that in either case such date shall be extended by the amount of time of any Additional Share Suspension Period (as defined below). Thereafter, the Company shall be entitled to withdraw the Mandatory Additional Share Registration Statement and, upon such withdrawal and notice to the Investors, the Investors shall have no further right to offer or sell any of the Additional Shares pursuant to the Mandatory Additional Share Registration

Statement (or any prospectus relating thereto). The Company shall not cause any registration statement (other than on Form S-8) for its securities (other than those issued in connection with a Qualifying Proposal or on the Existing Registration Statement) to be declared effective unless the Mandatory Additional Share Registration Statement is simultaneously declared effective.

     (b) Notwithstanding anything in this Section 2B to the contrary, if the Company shall furnish to the Investor a certificate signed by the President or Chief Executive Officer of the Company stating that the Board has made the good faith determination (i) that the continued use by the Investor of the Mandatory Additional Share Registration Statement for purposes of effecting offers or sales of Additional Shares pursuant hereto would require, under the Securities Act and the rules and regulations promulgated thereunder, premature disclosure in the Mandatory Additional Share Registration Statement (or the Prospectus relating thereto) of material, nonpublic information concerning the Company, its business or prospects or any proposed material transaction involving the Company, (ii) that such premature disclosure would be materially adverse to the Company, its business or prospects or any such proposed material transaction or would not be in the best interests of the Company and (iii) that it is therefore essential to suspend the use by the Investors, of the Mandatory Additional Share Registration Statement (and the Prospectus relating thereto), then the right of the Investor to use the Mandatory Additional Share Registration Statement (and the Prospectus relating thereto) for purposes of effecting offers or sales of Additional Shares pursuant thereto shall be suspended for a period (the “Additional Share Suspension Period”) not greater than twenty (20) consecutive Business Days during any consecutive twelve (12) month period. During the Additional Share Suspension Period, the Investor shall not offer or sell any Additional Shares pursuant to or in reliance upon the Mandatory Additional Share Registration Statement (or the Prospectus relating thereto). The Company agrees that, as promptly as possible, but in no event later than one (1) Business Day, after the consummation, abandonment or public disclosure of the event or transaction that caused the Company to suspend the use of the Mandatory Additional Share Registration Statement (and the Prospectus relating thereto) pursuant to this Section 2B(c), the Company will as promptly as possible lift any suspension, provide the Investors with revised Prospectuses, if required, and will notify the Investors of their ability to effect offers or sales of Additional Shares pursuant to or in reliance upon the Mandatory Additional Share Registration Statement.

     (c) It shall be a condition precedent to the obligations of the Company to register Additional Shares for the account of the Investor pursuant to this Section 2B that such Investor furnish to the Company such information regarding itself, the Additional Shares held by it, and the method of disposition of such securities as shall be required to effect the registration of such Investor’s Additional Shares.

     (d) If (i) the Mandatory Additional Share Registration Statement is not filed on or prior to the Mandatory Additional Share Filing Date, or (ii) the Mandatory Additional Share Registration Statement filed or required to be filed hereunder is not declared effective by the Commission by the Mandatory Additional Share Effective Date (any such failure or breach being referred to as an “Additional Share Event”, and for purposes of clause (i) or (ii) the date on which such Additional Share Event occurs, referred to as “Additional Share Event Date”), then on each such Additional Share Event Date and on each monthly anniversary of each such

Additional Share Event Date (if the applicable Additional Share Event shall not have been cured by such date) until the applicable Additional Share Event is cured, the Company shall pay to each Investor an amount in cash, as liquidated damages and not as a penalty, equal to 1% of the exercise price of the Warrant. Notwithstanding the foregoing, if the Mandatory Additional Share Registration Statement is not declared effective by the Commission because of the staff of the Commission’s determination, evidenced by oral or written comments, that all or any part of the securities being registered are being offered by or on behalf of the Company or that the use of Rule 415 is otherwise not available in connection with the resale of all of the Additional Shares, then no such penalties shall accrue or become due with respect to such Additional Shares Event until January 1, 2008, on which date the liquidated damages shall begin to accrue. Further, the failure to have such Additional Share Registration Statement declared effective shall not be a breach or default by the Company of its obligations to use best efforts to have such shares registered for resale; provided that from and after January 1, 2008 the liquidated damages shall begin to accrue. The parties agree that (1) in no event will the Company be liable for liquidated damages under this Agreement in excess of 1% of the exercise price of the Warrant in any 30-day period and (2) the maximum aggregate liquidated damages payable to an Investor under this Agreement shall be twelve percent (12%) of the exercise price of the Warrant. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Investor, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event. Notwithstanding anything in this Agreement to the contrary, the Investors’ sole remedy at law for the failure of the Company to file a Mandatory Additional Share Registration Statement and cause such Mandatory Additional Share Registration Statement to become effective in accordance with Section 2B(a) hereof shall be the liquidated damages described in this Section 2B(d).

     (e) With respect to any shares not included on the Mandatory Additional Share Registration Statement due to comments from the staff of the Commission, the Company shall continue to use its best efforts to register all such remaining shares as promptly as possible (and taking into account any lock-up or market stand-off agreements covering such shares that may then exist), but if the staff of the Commission, by oral or written comment or otherwise, limits the Company’s ability to file, or delays or prohibits the Company from having a subsequent registration statement declared effective, it shall not be a breach of the Company’s obligations under this Agreement; provided, however, that from and after January 1, 2008 the liquidated damages in Section 2B(d) shall begin to accrue.”

     6. Waiver of Piggyback Registration Rights. The first sentence of Section 3(a) of the Agreement is deleted in its entirety and replaced with the following: “If at any time any Registrable Shares are not able to be resold pursuant to an effective Registration Statement, and the Company proposes to register any of its Common Stock under the Securities Act, whether as a result of an offering for its own account or the account of others (but excluding any registrations to be effected on Forms S-4, S-8 or other applicable successor Forms, the Existing Registration Statement or any registration statement filed to cover securities sold as a result of the Company’s determination to accept a Qualifying Proposal), the Company shall, each such time, give to the Investor twenty (20) days’ prior written notice of its intent to do so, and such notice shall describe the proposed registration and shall offer Investor the opportunity to register such number of Registrable Shares as such Investor may request.”

     7. Limited Applicability of Amendment. In the event the Company does not complete an offering pursuant to a Qualifying Proposal by December 31, 2007, this Amendment shall thereafter become null and void, provided that any liquidated damages waived under Section 2 hereof shall not be deemed to be retroactively due or accrued, but Liquidated Damages shall instead begin to accrue and be paid as of January 1, 2008. Moreover, the Company and the Investor agree that this Amendment shall not be effective until the First Amendment to Registration Rights Agreement dated as of January 19, 2007, by and among the Company and the each investors thereto is effective.

     8. Additional Warrants. In the event that the purchasers of securities in a Qualifying Proposal (the “QP Purchasers”) are issued warrants or other convertible securities (the “New Warrants”) in addition to the securities constituting the Qualifying Proposal (the “QP Securities”), then the Company shall also issue to each Investor under the Agreement its proportionate number of New Warrants having the same terms and provisions, including as to exercise price, as the New Warrants that are issued to QP Purchasers; provided that the exercise date of such warrants shall be 61 days after the date that the Mandatory Registration Statement required by Section 2 shall become effective. The New Warrants issued to the Investors shall, in the aggregate, be exercisable for the number of Additional Shares determined by multiplying (a) 3,050,203, as adjusted for any stock splits, stock dividends or similar events by (b) one-half of the fraction, (i) the numerator of which is the number of shares of common stock of the Company into which the New Warrants issued to the QP Purchasers are exercisable and (ii) the denominator of which is number of shares of common stock of the Company issued to the QP Purchasers. If the QP Investors are issued securities other than common stock of the Company or if the New Warrants are exercisable for securities other than common stock of the Company, then the foregoing provisions shall be adjusted to take into account the common stock equivalent status of such securities and the Company shall not issue any securities in connection with the Qualifying Proposal until such adjustment is agreed between the parties hereto. This Amendment and the waiver of Liquidated Damages shall be conditioned upon the issuance of the New Warrants to Investor in accordance with the terms of this Section 8.

     9. No Other Changes; Expenses. Except as amended hereby, the Agreement shall remain in full force and effect and in accordance with its terms. This Amendment shall be limited solely for the purpose and to the extent expressly set forth herein and nothing express or implied shall constitute an amendment, supplement, modification or waiver to any of other term, provision or condition of the Agreement. The Company hereby agrees to reimburse the Investor for all of its reasonable fees and expenses, including without limitation the reasonable fees and expenses of its legal counsels, incurred in connection with its investment in the Company, this Amendment, the Registration Rights Agreement and any registration statement filed pursuant thereto, whether or not the transactions contemplated hereby are consummated.

     10. Counterparts. This Amendment may be executed and delivered (including by facsimile and PDF transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Amendment.

     11. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New York (without regard to conflicts of law principles).

[Signature Pages Follow]

     IN WITNESS WHEREOF, the Investor and the Company have caused this Amendment to be duly executed as of May 29, 2007.

COMPANY:

DAYSTAR TECHNOLOGIES, INC.

By:	/s/ Stephan J. De Luca

Name: Stephan J. De Luca
	Title:	Chief Executive Officer

INVESTOR:

LC CAPITAL MASTER FUND LTD.

By:	/s/ Richard F. Conway

Name: Richard F. Conway
Title: Director